UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8‑K
___________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 25, 2017 (May 22, 2017)

TIVITY HEALTH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19364	62-1117144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cool Springs Boulevard Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

(615) 614-4929
(Registrant's telephone number, including area code)

__________________________
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 25, 2017, Tivity Health, Inc. (the "Company") announced that Adam C. Holland has been named Chief Financial Officer of the Company, effective June 15, 2017, and will begin employment with the Company on that date.
Mr. Holland most recently served as Chief Financial Officer of Kirkland's, Inc. ("Kirkland's"), a publicly traded company and leading retailer of home décor and gifts, for the past 12 years. During his tenure at Kirkland's, Mr. Holland held a variety of financial leadership roles. He also spent three years earlier in his career as a Senior Auditor with Ernst & Young LLP. Mr. Holland earned his B.S. degree in Business Administration and a Masters in Accountancy both from the University of Tennessee at Martin.
In connection with Mr. Holland's appointment as Chief Financial Officer, on May 22, 2017, the Company and Mr. Holland entered into an employment agreement (the "Employment Agreement"), pursuant to which Mr. Holland will be entitled to receive an initial base salary of $325,000.  Any short-term incentive or bonus ("Bonus") or long-term incentive award will be determined and paid to Mr. Holland in accordance with the terms and conditions of the Company's Bonus plan and/or long term incentive plan, as applicable. Mr. Holland will be eligible to participate in all applicable benefit plans maintained by the Company.
The initial term of the Employment Agreement is one year commencing on June 15, 2017.  After the initial term, the Employment Agreement will renew for continuous periods of one year each.
In the event that Mr. Holland's employment is terminated by the Company without "cause" or by Mr. Holland for "good reason," in addition to any accrued but unpaid benefits or base salary as of the date of termination, Mr. Holland will be entitled to (i) continued payment of base salary then in effect for one year upon Mr. Holland's execution of a full release of claims in favor of the Company, (ii) a pro-rata portion of any Bonus or other compensation earned as of the date of termination, which Bonus or other compensation will be determined after the end of the year for which the Bonus was in place and paid in accordance with the terms of the Company's Bonus plan, and (iii) group medical benefits for one year after the date of termination upon Mr. Holland's execution of a full release of claims in favor of the Company.  All amounts contributed by the Company to the Capital Accumulation Plan (the "CAP") for the benefit of Mr. Holland will vest upon such termination.
In the event that Mr. Holland's employment is terminated by the Company without "cause" or by Mr. Holland for "good reason" within 12 months following a "change in control" (as defined in the Employment Agreement), then the amounts described above will be paid to Mr. Holland in a lump sum no later than 60 days following the date of termination.  All amounts contributed by the Company to the CAP for the benefit of Mr. Holland will vest upon such termination.
In the event of termination of Mr. Holland's employment, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives will be treated in accordance with the terms of their applicable award agreements in effect on the date of termination.
For 12 months following the termination of Mr. Holland's employment by the Company for any reason, he will be subject to confidentiality, non-competition and non-solicitation restrictions.
The Employment Agreement also includes other customary terms, including with respect to termination for cause, death and disability.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 8.01.   Other Events.
On May 25, 2017, the Company issued a press release announcing the appointment of Mr. Holland as the Company's Chief Financial Officer. A copy of this press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.
9.01.  Financial Statements and Exhibits.
(d) Exhibits
Exhibit 10.1	Employment Agreement between Tivity Health, Inc. and Adam C. Holland, dated May 22, 2017

Exhibit 99.1  Press Release, dated May 25, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TIVITY HEALTH, INC.

By:	/s/ Mary S. Flipse
Mary S. Flipse
Chief Legal Officer
Date:  May 25, 2017

EXHIBIT INDEX
Exhibit 10.1	Employment Agreement between Tivity Health, Inc. and Adam C. Holland, dated May 22, 2017
Exhibit 99.1   Press Release, dated May 25, 2017